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   [CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT
     HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]


                                                                   EXHIBIT 10.9

                                                              December 31, 1993


                       MANUFACTURING AND SUPPLY AGREEMENT


This Manufacturing and Supply Agreement ("Agreement") is made and entered into as of December 31, 1993 between and among Diamond Animal Health, Inc. ("DAH"), Agrion Corporation ("Agrion"), Diamond Scientific Co. ("Diamond Scientific") and Miles Inc. ("Miles").

                                  WITNESSETH:

WHEREAS, on the date hereof Miles and DAH have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which Miles has sold to DAH one hundred percent (100%) of the issued and outstanding stock of Agrion;

WHEREAS, Diamond Scientific is a wholly-owned subsidiary of Agrion and is a manufacturer of biological and pharmaceutical animal health care products and operates a manufacturing facility with licenses from the USDA;

WHEREAS, pursuant to the Stock Purchase Agreement, DAH, Diamond Scientific and Miles have agreed to enter into this Agreement, whereby Diamond Scientific will manufacture and supply to Miles certain biological veterinary products, including those identified on Exhibit A hereto.

NOW, THEREFORE, the parties hereby agree as follows:

I. DEFINITIONS.

1.1 General. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Stock Purchase Agreement. In addition, the following terms shall have the meanings set forth below:

1.2 "Affiliate" shall mean, with respect to any party, an entity controlling, controlled by or under common control with, such party. The concept of "control," as used in this definition means the power, whether by stock ownership or otherwise, to direct at least fifty-one percent (51%) of the voting power of the relevant entity.

1.3 "Plant" shall mean the Diamond Scientific animal health care manufacturing facility located in Des Moines, Iowa, and the research facility located in Carlisle, Iowa.

1.4 "Products" shall mean those biological veterinary products identified on Exhibit A hereto, and for which there is an USDA/APHIS approved Outline of Production in place on December 31, 1993 (but also including BRSV VAC F3LP, Horizon X, Compass 4 and Compass 9).

1.5 "New Products" shall mean biological veterinary products that (i) are manufactured pursuant to specifications agreed upon by Miles and Diamond Scientific, (ii) require a new or revised Outline of Production or license from the USDA (except for BRSV VAC F3LP, Horizon X, Compass 4 and Compass 9, which are considered to be Products), and (iii) are manufactured for Miles at the request of Miles and incorporate research to which Miles has contributed after the date of this Agreement.

1.6 "Specifications" shall mean, as the context may require, either one or both of the following, which have been mutually agreed upon by the parties: (i) certified appropriate quantitative and qualitative particulars for all raw materials including active and non-active


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excipients that are used to prepare all components represented in and by final
Products or New Products or Purchase Commitment Products, and (ii) a filed and approved USDA Outline of Production describing in detail the manufacturing process applicable for each Product or New Product or Purchase Commitment Product, and the testing and release criteria applicable to each Product or New Product or Purchase Commitment Product.

1.7 "Net Sales" shall mean the gross sales price invoiced or charged purchasers, less any of the following: (a) sales or excise taxes paid directly or indirectly by Diamond Scientific; (b) any shipping costs separately itemized by Diamond Scientific; and (c) normal and customary trade discounts, returns and allowances.

1.8 "Outline of Production" means an APHIS approved document which delineates
(i) all of the manufacturing steps which have been evaluated and confirmed (via testing) for a product and (ii) defines all release testing criteria required and/or developed by the firm to release satisfactory product to the market, approval of which is required prior to issuance of a USDA product license.

1.9 "Purchase Commitment Products" shall mean Products and those biological veterinary products whose transfer prices apply against Miles' minimum annual purchase commitment as provided in Section 5.2.

II.    MANUFACTURE AND SALE OF PRODUCTS.

2.1 Purchase and Sale. For each calendar year during the term of this Agreement commencing with calendar year 1994 and subject to the provisions hereof, Miles agrees to place orders with Diamond Scientific for Products for shipment within such calendar year, at an annual aggregate cost of not less than [
                                        ] (such amount to be calculated in
accordance with Article IV hereof and subject to reduction as described therein); it being understood that in the event Miles shall fail to place orders for shipment of Products within any calendar year aggregating at least
[                                                     ] (or an amount reduced
pursuant to Section 4.2), then Miles nevertheless shall be obligated to make payment to Diamond Scientific as described in Section 5.1 hereof. In the event this Agreement is not renewed at the expiration of its initial term, then Diamond Scientific and Miles agree that the provisions of this section 2.1 shall be deemed to apply to the first half of calendar year 1996, but the
amount of [                                                     ] shall be
substituted for each reference to [
           ]. Diamond Scientific agrees to manufacture and supply Products as provided herein. Diamond Scientific shall have no obligation to manufacture and supply any New Product or any Purchase Commitment Product (other than Products) to Miles unless the sale and purchase thereof is mutually agreed upon by the parties. Moreover, Diamond Scientific shall not be obligated to manufacture and supply Products in any given calendar year having an aggregate transfer price
of greater than [                                ] unless otherwise agreed by
Diamond Scientific. The parties acknowledge that purchase orders relating to shipments of Products during the first five (5) months of the calendar year 1994 have previously been delivered by Miles and accepted by Diamond Scientific.

2.2 Production Arrangement. During the term of this Agreement, Diamond Scientific shall finish all labor, equipment, facilities, raw materials (except as may otherwise be agreed between the parties in connection with any split manufacturing arrangements) and packaging materials necessary to manufacture the Products, New Products, or Purchase Commitment Products (collectively, "Contract Products") in accordance with the Specifications. Diamond Scientific shall also analyze for quality control, store and package the Contract Products in accordance with USDA/APHIS regulations and shall ship the


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Contract Products in accordance with instructions from Miles. Miles shall furnish the necessary specifications for labeling to Diamond Scientific, which labeling shall be affixed by Diamond Scientific as provided in Article XI hereof.

2.3 Orders. Each purchase order hereunder delivered from forecasts specified in Sections 3.1 and 3.2 from Miles for the Products shall specify the desired quantities and the delivery dates therefor and shall be submitted to Diamond Scientific at least five (5) months prior to the requested delivery date unless Diamond Scientific agrees to accept the order on shorter notice. Each purchase order shall be binding upon Miles upon written acknowledgment by Diamond Scientific. A purchase order may be amended or modified following written acknowledgment only with the written consent of Diamond Scientific. Revisions to specified filling, labeling or packaging configurations may be made by Miles not later than two (2) months prior to the specified delivery date unless otherwise agreed by Diamond Scientific. Miles will endeavor to order Products and New Products in standard batch sizes as shown on Exhibit B. If specified order amounts for Products and New Products would result in a batch which is thirty percent (30%) below the relevant standard batch size, Miles will be notified and at Miles' option (i) the parties will mutually agree to an increased transfer price for the ordered Products and New Products; (ii) Miles will agree to take the entire standard batch size of the ordered Products and New Products, or (iii) Miles may submit a revised purchase order for a quantity of Products and New Products within the permitted parameters.

2.4 Non-exclusive Purchase Obligation. It is hereby understood and agreed that Miles shall have no obligation to purchase Products or New Products solely from Diamond Scientific, but instead shall be free to place orders for Products or New Products with other suppliers in Miles' sole discretion.

2.5 Non-Competition Agreement. It is hereby understood and agreed that DAH, Agrion and Diamond Scientific, or any Affiliate thereof, will not, directly or indirectly, during the period beginning on the date of this Agreement and ending on December 31, 1995 use, manufacture, supply, market or sell to customers other than Miles, or Affiliates of Miles, any biological veterinary product containing any one or more of the antigens used in the manufacture of the Products or New Products. Notwithstanding the foregoing, Diamond Scientific may (i) manufacture or use the Products or New Products for research purposes and (ii) manufacture any new biological product described in the next sentence prior to January 1, 1996 to be held for inventory, provided such new products may be marketed and sold only after January 1, 1996 subject to the provisions of the next sentence. On or after January 1, 1996, DAH, Agrion or Diamond Scientific, or any Affiliate thereof, may use, manufacture, supply, market or sell to customers other than Miles, or Affiliates of Miles, the Bovine Products (as defined in the Bovine Technology Agreement described in Section 2.6) and any new biological product whose application is for the prevention of bovine disease and which contains one or more of the antigens used in the manufacture of the Bovine Products, provided that during the period commencing on January 1, 1996 and ending on December 31, 1998, Diamond Scientific agrees to pay to
Miles a fee of [                             ] of Net Sales of Bovine Products
or such new biological products sold anywhere in the Western Hemisphere or Europe, which fee shall be payable quarterly by the 15th day following quarter end. Diamond Scientific shall prepare and submit with each quarterly payment a report supporting the calculation of the fee, which shall be subject to audit in accordance with Section 10.2.

2.6. Technology Agreements. In accordance with a certain Non- Bovine Technology Agreement between Miles and DAH of even date herewith (collectively, the "Technology Agreements"), Miles has licensed designated technology to Diamond Scientific solely for the purpose of allowing Diamond Scientific to manufacture Non-Bovine Products


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designated therein under this Agreement. In accordance with a certain
Non-Bovine Technology Agreement and Bovine Technology Agreement, both between Miles and DAH of even date herewith, Diamond Scientific has agreed during the periods therein described to assist Miles, or firms designated by Miles, to obtain a sublicense from the USDA of Diamond Scientific's USDA licenses to permit Miles, its Affiliates, or third-party suppliers to manufacture designated Products or New Products on Miles' behalf. In accordance with the Bovine Technology Agreement, Miles has deeded and conveyed designated technology relating to Bovine Products to DAH, and Diamond Scientific has agreed to grant a perpetual, transferable, non-exclusive license in designated technology to Miles to manufacture Bovine Products designated therein. Diamond Scientific agrees that upon termination of this Agreement it will take steps requested by Miles in order to terminate Diamond Scientific's USDA license rights to manufacture the Non-Bovine Products designated in the Non-Bovine Technology Agreement. The provisions of the Technology Agreements described in this Section 2.6 shall apply with full force and effect to the subject matter hereof that are governed thereby and they are incorporated by reference herein. In the event of any conflict between the Technology Agreements and this Agreement, the provisions of the Technology Agreements shall control.

2.7 Warranties. Diamond Scientific warrants to Miles that (i) Contract Products shall be manufactured in accordance with the applicable Specifications, and
(ii) all raw materials supplied by Diamond Scientific shall comply with USDA/APHIS standards and all applicable Specifications and shall be free of any defect, and fit for the use or purpose for which they are supplied. Diamond Scientific makes no warranty that the Products are (or that any Contract Product will be) merchantable or fit for any particular purpose. Diamond Scientific makes no representations and extends no warranties of any kind with respect to use, sale, or other disposition by Miles or its vendees or other transferees of any Contract Products. The warranties in this Section 2.7 are expressly made in lieu of any and all other warranties, provided this sentence shall not be construed to limit any identification obligation of Diamond Scientific under Section 9.1(a). It is further agreed that the specifications for products or any new products that Diamond Scientific may manufacture or sell to customers other than Miles or Affiliates of Miles may differ from the Specifications for the same Products or Contract Products sold to Miles or Affiliates of Miles.

2.8 EU Compliance. Diamond Scientific may prior to January 1, 1996, for the sole purpose of European Unity compliance, initiate procedures that would enable a third party to manufacture Bovine Products on behalf of Diamond Scientific on or after January 1, 1996, subject to the provisions of Section 2.5.

2.9 Contract Manufacture. Miles acknowledges that Diamond Scientific may at any time manufacture animal health care products having any application for other manufacturers, suppliers or vendees using the third party's licenses and/or technology.

III.   FORECASTS.

3.1 First Year Forecast. Within fifteen (15) days after the date hereof, Miles shall submit to Diamond Scientific a written forecast of the quantities and types of Products that Miles anticipates it will order from Diamond Scientific hereunder during each of the first twelve (12) months of this Agreement.

3.2 Rolling Monthly Forecast. Commencing with the month of February, 1994, and each month thereafter, Miles will submit to Diamond Scientific within fifteen
(15) business days after the first day of each month written estimates of the quantities of the Products


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that Miles anticipates it will order from Diamond Scientific during each of the succeeding twelve (12) months.

3.3 Non-binding Estimates. The forecasts provided by Miles to Diamond Scientific hereunder shall not be deemed binding commitments on the part of Miles to order Products or New Products in the quantities specified therein, but are solely for the purpose of enabling Diamond Scientific to more effectively schedule the use of its facilities.

3.4 Status Reports. Diamond Scientific shall furnish a monthly order status report to Miles not later than the 15th calendar day of each month.

IV.    CALCULATION OF MILES' PURCHASE COMMITMENT.

4.1 Products Pricing. Transfer prices for each Product set forth on Exhibit A hereto shall be in effect for Products having specified delivery dates prior to April 1, 1995. Transfer pricing to be in effect for the Products to be delivered during the period commencing April 1, 1995 and ending on June 30, 1996 and during subsequent twelve (12) month periods commencing July 1, 1996 and each July 1 thereafter shall be negotiated by the parties in good faith, taking into account such factors as, but not limited to, cost changes, volume changes and plant utilization. In the event revised transfer prices are not agreed upon, then the transfer price previously agreed upon shall remain in effect until the parties reach agreement thereon.

4.2 Savings Resulting from Process Improvements. Process improvements that result in New Products as defined herein and that are attributable in whole or in part to research that has been paid for by Miles shall entitle Miles to a corresponding reduction in the transfer price of such products mutually agreed to between Miles and Diamond Scientific negotiated by the parties in good faith. The aggregate reduction to which Miles is entitled hereunder in a calendar year shall apply toward satisfaction of Miles' [
                                    ] minimum annual purchase commitment for
such calendar year. The portion of any such reduction to which Miles is entitled in an calendar month shall be set off against the monthly payments due from Miles to Diamond Scientific pursuant to Section 5.1 hereof.

4.3 Delay Fee. In the event of a failure by Diamond Scientific to deliver (i) at least seventy percent (70%) during the calendar year 1994 or (ii) at least eighty percent (80%) during each subsequent calendar year, of the value of Purchase Commitment Products (calculated on the basis of the transfer prices times the quantity ordered) ordered by Miles within thirty (30) days following the specified delivery date ("Minimum Delivery Amount"), Miles shall be entitled, on the 31st day, to an amount from Diamond Scientific equal to ten percent (10%) of the difference between the Minimum Delivery Amount and the value of the Purchase Commitment Products actually delivered. Such amount shall be set off against the next monthly payment due from Miles to Diamond Scientific pursuant to Section 5.1 hereof. The delay fee described in this
Section 4.3 shall not be applicable during any month in which Miles has suspended payments pursuant to Section 4.4.

4.4 Suspension of Monthly Payments. In the event of a failure by Diamond Scientific to deliver Purchase Commitment Products on their specified delivery date or dates having a value (calculated on the basis of the transfer prices times the quantities ordered) equal to or greater than [
                            ], then Miles shall be entitled to suspend further
monthly payments otherwise due under Section 5.1 until such time that the value of the Purchase Commitment Products that have not been delivered by their specified delivery dates shall have been reduced to an amount of less than [
                                                 ] at which time, all suspended


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


monthly payments shall be paid to Diamond Scientific. DAH agrees to ship oldest orders first unless otherwise directed by Miles.

4.5 Termination of Monthly Payments. In the event a Material Default (as defined below) shall have occurred under the Lease of even date between Miles and DAH, Miles shall be entitled to terminate further monthly payments otherwise due under Section 5.1. From and after the date of such termination, payment terms for Contract Products shall be net twenty (20) days. Miles shall be entitled to a reimbursement from Diamond Scientific of the amount by which the monthly payments theretofore made by Miles during the preceding twelve (12) months exceeds the aggregate transfer price of Purchase Commitment Products theretofore delivered by Diamond Scientific during such twelve (12) month period. The reimbursement amount shall be payable by Diamond Scientific in equal monthly payments over a twelve (12) month period following the date of such termination. As used in this section, the term "Material Default" means that (i) an "Event of Default" (as defined in the Lease) on the part of DAH shall have occurred and be continuing, and (ii) the damages caused to Miles by reason of such Event of Default shall equal or exceed $100,000.

V.       PAYMENT TERMS.

5.1 Monthly Payments. Payment to Diamond Scientific for Products and any other agreed upon Purchase Commitment Products scheduled for delivery during the term of this Agreement shall be made by Miles in equal monthly installments, on the first business day of each month during the term hereof in advance, commencing on January 3, 1994. The amount of each monthly installment shall be [
                          ] subject, however, to reduction by set-off pursuant
to Sections 4.2 and 4.3 hereof. If during any calendar year Diamond Scientific shall have delivered to Miles a total of [
                   ] worth of Purchase Commitment Products based on the transfer prices therefor), then any additional Purchase Commitment Products having an aggregate transfer price up to [
         ] and a specified delivery date during such calendar year shall have a purchase price equal to their unit transfer prices less a fifteen percent discount and the payment terms for such additional Purchase Commitment Products
shall be net twenty (20) days. The amount of $[     ] described above shall be
increased by the amount Miles shall be entitled to credit against its minimum annual purchase commitment pursuant to Section 4.2. Products scheduled for delivery after the expiration of this Agreement shall be net twenty (20) days.

5.2 New Product Payments. The purchase by Miles from Diamond Scientific of any biological veterinary products that contain one or more antigens used in the manufacture of the Products (regardless whether such products fit within the definition of "New Products") shall apply against the [
                            ] minimum purchase commitment described in Section
5.1, and the transfer prices thereof shall be negotiated by the parties in good faith. The purchase by Miles from Diamond Scientific of any biological veterinary products that do not contain any of the antigens used in the manufacture of the Products (regardless whether such products fit within the definition of "New Products") shall not apply against the [
                                    ] minimum purchase commitment described in
Section 5.1 during the first twelve (12) months that they are specified for delivery (but any such products that are specified for delivery thereafter shall apply against the minimum purchase commitment). The purchase price of biological veterinary products that do not contain any of the antigens used in the manufacture of the Products will be negotiated in good faith by the parties and the payment terms for such biological veterinary products shall be net twenty (20) days.


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VI.   DELIVERY AND TITLE.


6.1 Delivery. Diamond Scientific shall ship Contract Products at Miles' expense in accordance with Miles' instructions. Miles shall make direct payment to the common carrier for shipping costs. For purposes of this Agreement, delivery of any Contract Products by Diamond Scientific shall be deemed to have taken place, and (except as provided in Section 6.2 hereof) title to such Contract Products shall pass to Miles, upon delivery by Diamond Scientific F.O.B. Des Moines to the common carrier selected by Miles for delivery to a designated Miles warehouse or warehouses. Diamond Scientific will endeavor to ship Contract Products having the longest possible dating. Unless approved by Miles prior to shipment, Diamond Scientific agrees that Products will have a dating at time of shipment of not less than the minimum shown on Exhibit C; provided that in the event retesting is required for a Product, the minimum dating otherwise required shall be reduced by a period of sixty (60) days. With respect to Contract Products that are available for delivery on the date specified in the order and not picked up by the common carrier within thirty
(30) days following the date specified on the purchase order, Diamond scientific shall charge a warehousing fee of one percent (1%) per month of the aggregate prices of the relevant Contract Products.

6.2   Title in the Event of Split Manufacturing.

      (a) In the event that Miles orders Contract Products from Diamond Scientific that will be manufactured using raw materials supplied by Miles, title to all such raw materials shall at all times remain in Miles. However, Diamond Scientific shall assume all liability for any casualty loss from destruction while such raw materials are in its custody. Miles will provide proper documentation (i.e. copy of USDA/APHIS Form 2008) to Diamond Scientific for all materials owned by Miles and transferred to Diamond Scientific for further manufacturing to assure their quality and acceptability to Diamond Scientific quality assurance. Miles warrants to Diamond Scientific that all raw materials supplied by Miles shall comply with USDA/APHIS standards and all applicable Specifications and shall be free of any defect, and fit for the use or purpose for which they are supplied;

      b) In the event Miles orders products in process from Diamond Scientific for finishing by Miles, title to all such products in process shall transfer to Miles upon delivery. Diamond Scientific will provide proper documentation (i.e. copy of USDA/APHIS Form 2008) to Miles for all materials owned by Diamond Scientific and transferred to Miles for further manufacturing to assure their quality and acceptability to Miles quality assurance. Diamond Scientific warrants to Miles that all products in process supplied by Diamond Scientific shall comply with USDA/APHIS standards and all applicable Specifications and shall be free of any defect, and fit for the use or purpose for which they are supplied.

VII.  TERM AND TERMINATION.

7.1 Term. The term of this Agreement, unless it is earlier terminated pursuant to Section 7.2 hereof, shall be thirty (30) months, and shall automatically renew on July 1, 1996, for an eighteen (18) month term and automatically thereafter on an annual basis unless either Miles or Diamond Scientific gives the other eighteen (18) months prior written notice that it does not wish to renew this Agreement.

7.2 Termination. Without prejudice to any rights or remedies otherwise available to the parties hereto, each of Miles and Diamond Scientific shall have the right to terminate this


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

Agreement prior to expiration of its term by giving the other party written notice thereof only in the event:

      (a) the other party fails to perform or violates any provision of this Agreement in any material respect other than a failure of Diamond Scientific to make delivery of any Contract Products hereunder, and such failure or violation continues unremedied for a period of thirty (30) days after the date the non-defaulting party gives notice to the defaulting party of such failure or violation hereunder;

      (b) Diamond Scientific shall fail to deliver Purchase Commitment Products to Miles so as to entitle Miles to suspend monthly payments pursuant to
      Section 4.4 and such failure shall continue unremedied for an additional period of ninety (90) days from the date Miles was permitted to suspend its monthly payments; provided that Diamond Scientific shall have had at least one hundred fifty (150) days following the specified delivery date in which to cure any late delivery caused by product failure;

      (c) the other party (or, in the case of Diamond Scientific, either DAH, Agrion or Diamond Scientific) is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition in bankruptcy is filed against such party in any court of competent jurisdiction and is not terminated within 90 days, or a receiver is appointed for such party or such party makes an assignment for the benefit of creditors; or

      (d) DAH shall be in default under the Promissory Note referred to in
      Section 5.05 of the Stock Purchase Agreement relating to the purchase of the Inventory (as defined therein), such default shall not be cured or waived within the period of grace, if any, applicable thereto and Miles shall have given notice of acceleration thereof to Diamond Scientific.

7.3 Conduct in the Event of Termination. Upon termination of this Agreement for any reason (whether due to breach or otherwise), Diamond Scientific shall furnish to Miles a complete inventory of all stock on hand of the raw materials, if any, provided by Miles, the work in progress for the manufacture of the Contract Products, and the Contract Products manufactured for Miles hereunder. Without limitation to the remedies otherwise available to the parties, unless otherwise agreed to between the parties, the parties shall act as follows as soon as practicable:

     (a) If this Agreement is terminated due to breach by Diamond Scientific, Miles shall be entitled to reimbursement from Diamond Scientific the amount by which the monthly payments theretofore made by Miles during the preceding twelve (12) months exceeds the aggregate transfer price of Purchase Commitment Products theretofore delivered by Diamond Scientific during such twelve (12) month period;

     (b) Products and New Products manufactured on or prior to the date of termination pursuant to orders from Miles shall be delivered by Diamond Scientific to Miles as promptly as practicable, and Miles shall pay Diamond Scientific therefor within ten (10) days of delivery; provided, however, that except if this Agreement is terminated due to breach by Miles, the amount otherwise payable to Diamond Scientific shall be set off against the amount owed by Diamond Scientific pursuant to (a) above; and

     (c) All raw materials and labeling furnished by Miles shall be returned to Miles at Miles' expense (or if this Agreement is terminated due to breach by Diamond Scientific, at its expense) not less than ten
     (10) business days after the date of termination.


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


7.4 The expiration or termination of this Agreement shall not operate to release any party from any liability incurred prior to or upon termination hereof.

VIII.     CONFIDENTIALITY.

8.1 Protection of Information. DAH, Diamond Scientific, Agrion and Miles shall treat as confidential all information provided hereunder (including without limitation information related to Specifications, forecasts, production yields and pricing) in accordance with the confidentiality provisions of the Technology Agreements and they shall take such precautions with respect to such information as they normally take with regard to their own proprietary information to prevent disclosure to third parties, and such disclosure shall be made only as provided in the Technology Agreements.

8.2 Use of Information. All information and materials (including materials made from Miles- provided materials and materials made in accordance with Miles information) required to be kept confidential pursuant to the Technology Agreements shall be used by DAH, Diamond Scientific and Agrion only pursuant to and in accordance with this Agreement and the Technology Agreements. All information and materials (including materials made in accordance with Diamond Scientific information) required to be kept confidential pursuant to the Technology Agreements shall be used by Miles only pursuant to and in accordance with this Agreement and the Technology Agreements.

IX.       INDEMNIFICATION, INSURANCE AND REGULATORY MATTERS.

9.1       Indemnification.

     (a) DAH, Agrion and Diamond Scientific each hereby agrees to defend, indemnify and hold Miles, its Affiliates and their respective officers, directors, agents and employees harmless from and against, and DAH, Agrion and Diamond Scientific each agrees that Miles will not defend, indemnify or hold DAH, Agrion and Diamond Scientific harmless from or against any loss, claim, action, damage, expense or liability (including defense costs and attorneys fees and the costs of any recall) arising out of or related to (i) DAH's, Agrion's or Diamond Scientific's failure to manufacture Contract Products in accordance with the Specifications, (ii) the negligence or reckless or willful misconduct of DAH, Agrion, Diamond Scientific or their respective officers, directors, agents or employees;
     (iii) any breach or default by Diamond Scientific of this Agreement; (iv) any liability arising out of any defect in raw materials supplied by Diamond Scientific or if they are not fit for the particular use or purpose for which they were supplied; (v) any liability arising out of the removal or disposal of hazardous waste generated in connection with the manufacture of the Contract Products following the date of this Agreement, other than merthiolate; (vi) any alleged patent infringement in respect to raw materials Diamond Scientific supplies; (vii) any liability, whether for bodily injury, property damages, consequential damages or otherwise, arising out of the defective manufacturing of Contract Products by Diamond Scientific; or (viii) any liability arising from the contamination of a Contract Product (excluding field contamination). Notwithstanding the foregoing, in the event a Contract Product fails by reason of stability within its approved dating, the sole liability of Diamond Scientific shall be to reimburse Miles the transfer price of such failed product that remains in the distribution channels.

     (b) Miles hereby agrees to defend, indemnify and hold DAH, Agrion and Diamond Scientific, its Affiliates and their respective officers, directors, agents and employees harmless from and against the loss, claim, action, damage, expense liability (including defense costs and attorney fees and the costs of any recall, arising out of or related to (i)


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


     the sale to or use by any person or entity of any of the Contract
     Products manufactured by Diamond Scientific in compliance with the Specifications (except as described in (a)(viii) above, (ii) any alleged patent or trademark infringement in respect to Products or New Products or raw materials Miles supplies, (iii) any breach or default by Miles of this Agreement, or (iv) arising out of or related to the negligence or reckless or willful misconduct of Miles or its officers, directors, agents or employees. Miles agrees that Diamond Scientific will not defend, indemnify and hold Miles harmless from losses, judgments, claims, actions, damages, expenses, defense costs or attorney's fees arising out of or relating to the sale or use by any person or entity of any of the Contract Products manufactured by Diamond Scientific pursuant to the Specifications, which arise out of, concern or relate to:

          1) any design defect or other defect in the Specifications;

          2) any liability arising out of any express warranty by or for Miles, its officers, directors, agents, employees or its distributors of Contract Products unauthorized by Diamond Scientific in writing;

          3) any liability arising out of any failure by Miles to warn product distributors, purchasers, consumers or users of any hazards or dangerous conditions which related to, concern or result from the Contract Products;

          4) any liability arising out of professional services performed by Miles, its officers, directors, agents, employees or its distributors, unless such liability results from the defective manufacturing of the Contract Products by Diamond Scientific;

          5) any liability for bodily injury or property damage arising out of labeling, relabeling, repackaging or use as a container, part or ingredient in any other thing or substance by or for Miles, its officers, directors, agents, employees, or its distributors of said Contract Products, unless such labeling, relabeling, repackaging or use has been expressly authorized in writing by Diamond Scientific;

          6) any liability arising out of any implied warranty of merchantability or fitness for a particular use or purpose that Miles, its officers, directors, agents, employees or its distributors may extend to third party purchasers of the Contract Products;

          7) any bodily injury or damage arising out of any acts of Miles, its officers, directors, agents, employees, or its distributors of the Contract Product which changes the condition of the Contract Product or, if any of the following are customarily performed by the officers, directors, agents, employees or vendors or distributors of Miles, any failure to inspect, adjust or service the Contract Products, whether liability therefor is based on negligence or breach of warranty;

          8) any liability arising out of any defect in raw materials supplied by Miles or if they are not fit for the particular use or purpose for which they were supplied;

          9) any liability arising out of removal or disposal of merthiolate.

9.2 Indemnification Procedure. Each party of this Agreement shall give immediate written notice to the other of any and all actions, claims, suits or proceedings brought against the party giving such notice which relate to or concern possible payments or obligations under Section 9.1 hereof. In the event that a party asserts a claim for indemnification pursuant to Section 9.1 hereof, it shall give prompt written notice to the other party. Upon prompt written acknowledgment by a party that it is obligated to indemnify the party or parties hereunder, it shall have the right at its own expense to defend any action, suit or proceeding brought against the other party. The indemnified party also shall have the right to participate in such proceeding and to employ its own counsel in any such case at its expense and, whether or not the indemnified party elects to so participate, the other party shall keep it fully informed of any such action, suit or proceeding at all stages thereof.

9.3 Insurance. Diamond Scientific shall maintain during the term of this Agreement at its cost and at the request of Miles for a period of five (5) years thereafter, comprehensive liability insurance and product liability insurance coverage reasonably acceptable to Miles. Diamond Scientific agrees that such insurance shall not be canceled or materially altered without the express written consent of Miles. Diamond Scientific shall provide certificates of insurance evidencing such coverage to Miles within ten (10) days from the date hereof and on each anniversary of the insurance policy during the term hereof.

9.4 Regulatory Matters. Diamond Scientific shall be responsible for manufacture, processing, packaging and holding of the Contract Products in compliance with USDA/APHIS standards. Miles shall be responsible for compliance with USDA/APHIS standards of an raw materials supplied by Miles, Specifications relating to the Contract Products manufactured for Miles pursuant to this Agreement, and labeling components. Diamond Scientific shall be responsible for compliance with USDA/APHIS standards of any raw materials supplied by Diamond Scientific. Each party shall provide reasonable assistance to the others, at no charge, if necessary to respond to USDA audits, inspections, inquiries or requests concerning the Contract Products.

     (a) Diamond Scientific shall not make any modifications to the Specifications, manufacturing processes, suppliers, test methods, sampling procedures or SOPs for the Contract Products manufactured for Miles pursuant to this Agreement, without obtaining from Miles, prior written consent and Diamond Scientific shall notify Miles in the event any such modifications are mandated by the USDA;

     (b) With respect to licenses owned by Miles as designated in the Technology Agreements, Miles shall have the right at all times to review, and to make changes that it reasonably deems necessary to, all regulatory filings and other communications between Diamond Scientific and the USDA that could affect the Contract Products, and Miles shall be able to review, prior to their submission, and to make changes that it reasonably deems necessary to, any regulatory filings relating to the Contract Products and shall have the right to stop any regulatory submissions if Miles reasonably deems it advisable to do so for any reason;

     (c) Diamond Scientific shall advise Miles in advance of any planned changes to any regulatory filings or documents, and shall notify Miles within one (1) Business Day of any adverse finding by the USDA that could affect the Contract Products, and Miles shall have the right to make, prevent or modify any such changes if it reasonably deems advisable to do so;

     (d) Diamond Scientific shall allow representatives of Miles to inspect the Plant and shall notify Miles immediately of any impending USDA inspection;

     (e) Diamond Scientific shall inform Miles of its plans to come into compliance with any USDA requirements and continue to keep Miles informed of its progress until compliance has been attained;

     (f) Miles shall have the right at any time to purchase samples of Contract Product components at Diamond Scientific's cost;

     (g) Diamond Scientific shall notify Miles immediately in the event of any of the following: (1) any procedural deviation or test failure noted in the manufacture of the Contract Products; (2) Diamond Scientific obtains any information that suggests the Contract Products or any of the raw materials supplied by Diamond Scientific may not be safe, efficacious or otherwise not in compliance with applicable laws and regulation or (3) the failure of the Contract Products or any raw materials supplied by Diamond Scientific to meet any of the applicable Specifications. Unless otherwise obligated by law, Diamond Scientific shall consult with Miles before taking action in connection with any of the above events. Diamond Scientific shall further agree, at its sole expense, to identify and correct any Contract Product deficiencies that are related to Diamond Scientific's performance under this Agreement;

     (h) Miles shall notify Diamond Scientific immediately in the event of any of the following: (1) Miles obtains any information that suggests any of the raw materials supplied by Miles may not be safe, efficacious or otherwise not in compliance with applicable laws and regulations; or (2) Miles obtains any information regarding the failure of the Contract Products to meet any of the applicable Specifications. Unless otherwise obligated by law, Miles shall consult with Diamond Scientific before taking action in connection with any of the above events;

     (i) Miles agrees to provide a quarterly report to Diamond Scientific that delineates any complaints or failures in the field relating to Contract Products.

X. RECORDS AND AUDITS.

10.1 Records. During the term of this Agreement and for seven (7) years thereafter, Diamond Scientific shall maintain records of orders received, raw materials furnished, Contract Products manufactured, work in progress, Contract Products analyses and quality control tests. Such records shall be kept at the Plant or such other location as may be designated by Diamond Scientific in writing. Diamond Scientific shall not destroy any records relating to Contract Products liability, regulatory compliance or quality assurance without giving Miles notice and an opportunity to take possession of or copy such records as Miles may designate.

10.2 Access: Audits. Diamond Scientific shall allow Miles representatives, upon reasonable notice and at reasonable intervals, to enter the Plant for the purpose of taking inventories of raw materials (if any) supplied by Miles. Diamond Scientific shall further allow Miles representatives, upon reasonable notice and at such intervals as may be reasonably necessary at Miles' expense, to examine, audit and copy the records mentioned in Section 10.1 during business hours for product liability, regulatory and quality control purposes, together with all records relating to fees payable pursuant to Section 2.5.

XI.    TRADEMARKS AND LABELING.

11.1 Miles' Trademarks. Diamond Scientific shall affix labeling to the Contract Products as specified by Miles, which labeling shall bear one or more Miles trademarks. Nothing contained herein shall give Diamond Scientific, Agrion, DAH or any of their Affiliates any right to use any Miles trademark except on Contract Products for Miles or its Affiliates, and neither Diamond Scientific, Agrion, DAH nor their respective Affiliates shall obtain any right, title or interest in any Miles trademark by virtue of this Agreement or Diamond Scientific's performance of services hereunder.

11.2 Label. The Contract Products labeling shall in addition contain the notation "Manufactured by Diamond Scientific License 213, distributed by Miles Inc.," or such similar notation as may be required by Miles and in accordance with applicable state and federal law. Diamond Scientific will work with its approved vendors to develop all artwork, plates and label copy and will forward the billings on to Miles. Miles will be responsible or all costs involved in label changes, updates, and any other Miles requested changes. Miles will reimburse Diamond Scientific for all obsolete label stock in inventory that will not be used up by existing purchase orders, subject to the reimbursement amount being negotiated in good faith between Miles and Diamond Scientific.

XII.     COVENANTS.

12.1 Compliance. Subject to the provisions of the Lease of even date between Miles and DAH, Diamond Scientific shall comply with any applicable law, regulation or ordinance applicable to the Plant or the Contract Products, including but not limited to, federal and state occupational safety and health laws and federal, state and local waste disposal laws, provided, however, that Miles shall be responsible for the removal and disposal of any merthiolate at Miles' cost and expense. Miles shall comply or cause its agents or independent contractors to comply with any applicable law, regulation or ordinance applicable to laws governing the transportation of merthiolate.

12.2 Permits. Diamond Scientific shall maintain in effect all required governmental permits, licenses, orders, applications and approvals regarding the Contract Products and the use of the Plant to produce such Contract Products, and Diamond Scientific shall produce Contract Products in the Plant in accordance with all such permits, licenses, orders, applications and approvals.

XIII.    NOTICES.

13.1 Correspondence. Unless otherwise provided herein, any notice, report or other correspondence (except orders, estimates and invoices) (hereinafter collectively referred to as "Correspondence") required or permitted to be given hereunder shall be mailed by certified mail, postage prepaid, or delivered by and to the party to whom such Correspondence is required or permitted to be given hereunder. If mailed, any such Correspondence shall be deemed to have been given when received, as evidenced by certified receipt. If delivered by hand, any such Correspondence shall be deemed to have been given when received by the party to whom such Correspondence is given, as evidenced by written and dated receipt of the receiving party.

13.2      Addressee. All Correspondence to Miles shall be addressed as follows:

          Miles Inc.
          Agriculture Division
          Animal Health Products
          Box 390
          Shawnee Mission, Kansas 66201-0390
          Attention:     Gary Zimmerman

      With a copy to:

          Gayle E. Parkhill, Esq.
          Jones, Day, Reavis & Pogue
          1900 Huntington Center
          Columbus, Ohio 43215

All Correspondence to DAH or Diamond Scientific shall be addressed as follows:

          Diamond Animal Health, Inc.
          2538 S.E. 43rd Street
          Des Moines, Iowa 50317
          Attention:     Louis G. Van Daele

      With a copy to:

          Steven E. Zumbach
          2000 Financial Center
          Des Moines, Iowa 50309

Either party may change the address to which any Correspondence to it is to be addressed by notification to the other party as provided herein.

XIV.     MISCELLANEOUS.

14.1 Relationship of Parties. It is not the intent of the parties hereto to form any partnership or joint venture. Diamond Scientific shall, in relation to its obligations hereunder, act as an independent contractor.

14.2 Assignment and Delegation. Miles may at its sole discretion and without the approval of Diamond Scientific:

     (a) Assign or transfer its interest or any part thereof under this Agreement to a third party; or

     (b) Designate and cause a third party to perform all or part of its obligations hereunder, or to have the benefit of all or part of its rights hereunder.

14.3 Devolution. This Agreement shall not be assignable or transferable by any of DAH, Agrion or Diamond Scientific, other than by merger into one another, except with the prior consent in writing of Miles.

Any assignment or transfer in violation of the provisions of this Agreement shall be void and of no effect and shall constitute a material breach hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective allowable successors and assigns.

14.4 Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Iowa.

14.5 Force Majeure. No party hereto shall be liable to any other in damages for, nor shall this Agreement be terminable by reason of, any delay or default in such party's performance hereunder if such delay or default is caused by conditions beyond such party's reasonable control including, but not limited to, acts of God, regulation or law or other action of any government or any agency thereof, war, insurrection, civil commotion, destruction of Production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of public utilities or common carriers; provided, however:

     (a) upon the occurrence of an event of force majeure that prevents Diamond Scientific in any material respect from supplying Contract Products to Miles in accordance with the terms hereof, Miles may suspend its monthly payment obligations commencing on the earlier of (i) the date Diamond Scientific's business interruption insurance coverage becomes effective or (ii) thirty (30) days after the occurrence of the event of force majeure, and continuing until such time as Diamond Scientific is no longer prevented from supplying products to Miles, and during such time period Miles shall not be authorized to submit further purchase orders hereunder; and

     (b) the occurrence of an event of force majeure that prevents Miles from performing its obligations under this Agreement or its sale or distribution of Contract Products shall not suspend or relieve Miles from its monthly payment obligations under this Agreement following the earlier of the dates referred to in (a)(i) and (a)(ii) above.

14.6 Captions. The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

14.7 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

14.8 Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, privilege or power hereunder shall operate as a waiver or relinquishment thereof; nor shall any single or partial exercise by any party hereto of any right, privilege or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, privilege or power.

14.9 Entire Agreement. This Agreement, the Exhibits hereto and the Technology Agreements referred to herein, shall constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and shall supersede any prior agreements, negotiations, understandings, representations, statements and writings relating thereto. This Agreement shall not be amended or modified unless such amendment or modification is made in writing and executed by a duly authorized officer or agent of each party hereto.

14.10 Cooperative Conduct of Parties. The parties hereby acknowledge that their intent is to promote a mutually beneficial commercial relationship during the term of this Agreement. In the event the performance of any provision of this Agreement should become impracticable or otherwise impose an undue hardship on a party, upon request of a party, the parties agree to meet to discuss the circumstances which gave rise to such impracticability or hardship, and potential solutions. Each party acknowledges that the impracticability or hardship of performing a provision of this Agreement shall not excuse performance thereof.

14.11 Change in Management. During the term of this Agreement, Diamond Scientific agrees that except with the prior written consent of Miles, it shall not permit both Louis Van Daele and Connie Phillips to cease to be materially involved in the day to day operations of Diamond Scientific or its successors.

IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into by their duly authorized representatives, to be effective as of the date first above written.

                                             DIAMOND ANIMAL HEALTH, INC.

                                             By /s/ LOUIS G. VAN DAELE
                                                ------------------------------
                                                Louis G. Van Daele, President


                                             AGRION CORPORATION

                                             By /s/ LOUIS G. VAN DAELE
                                                ------------------------------
                                                Louis G. Van Daele, President


                                             DIAMOND SCIENTIFIC CO.

                                             By /s/ LOUIS G. VAN DAELE
                                                ------------------------------
                                                Louis G. Van Daele, President


                                             MILES INC.

                                             By /s/ HERMANN R. WERNER
                                                ------------------------------
                                                Hermann R. Werner, Executive
                                                Vice President

                                  EXHIBIT A


DIAMOND ANIMAL HEALTH
CONTRACT PRICING FOR MILES ANIMAL HEALTH

                            1994                       1994
  PRODUCT                 FORECAST      CONTRACT     CONTRACT
DESCRIPTION               QUANTITY       PRICE        REVENUE
-----------               --------       -----        -------

                         [


BRSV VAC lODS
BRSV VAC 50DS
BRSV VAC 3 10 DS
BRSV VAC 3 50 DS
BRSV VAC 4 5DS
BRSV VAC 4 10DS
BRSV VAC 4 50DS
BRSV VAC 9 5DS
BRSV VAC 9 10 DS
BRSV VAC 9 50 DS

  TOTAL BRSV





HORIZON I+VAC 3 10DS
HORIZON l+VAC 3 50DS
HORIZON IV 5DS
HORIZON IV 10DS
HORIZON IV 50DS
HORIZON VII 10DS
HORIZON VII 25DS
HORIZON IX 5DS
HORIZON IX 10DS
HORIZON IX 25DS

  TOTAL HORIZON





ECOLI GUARD 10DS
ECOLI GUARD 50DS
NEO VAC 725 DS
CONCORD V 10DS
CONCORD V 50DS
TGE VAC 10D
TGE/ECOLI VAC 4C 10DS
TGE NEO VAC 7 10DS

  TOTAL SWINE                                              ]

                                  EXHIBIT A

DIAMOND ANIMAL HEALTH
CONTRACT FILING FOR MILES ANIMAL HEALTH

                                    1994                        1994
  PRODUCT                         FORECAST       CONTRACT     CONTRACT
DESCRIPTION                       QUANTITY        PRICE       REVENUE
-----------                       --------        -----       -------
                                  [


LEXTRON VAC 10DS
LEXTRON VAC 50DS
LEXTRON VAC 3 10DS
LEXTRON VAC 3 50DS
LEXTRON VAC 4 10DS
LEXTRON VAC 4 50DS
LEXTRON VAC 9 10DS
LEXTRON VAC 9 50DS
LEXTRON CONQUEST 1+3 10DS
LEXTRON CONQUEST 1+3 50DS
LEXTRON CONQUEST IV 10DS
LEXTRON CONQUEST IV 50DS
LEXTRON CONQUEST IX 10DS
LEXTRON CONQUEST IX 25DS
LEXTRON IBR/POMONA 50DS

  TOTAL LEXTRON




ECOLI GUARD 10DS CANADA
CONCORD V 10DS CANADA
TGE/ECOLI 10DS CANADA
TGE NEO VAC 7 10DS CANADA

  TOTAL SWINE (CANADA)




BRSV VAC 10DS CANADA
BRSV VAC 50DS CANADA
BRSV VAC 3 10DS CANADA
BRSV VAC 3 50DS CANADA
HORIZON IV 10DS CANADA
HORIZON IV 50DS CANADA
HORIZON IX 10DS CANADA
HORIZON IX 25DS CANADA

  TOTAL BOVINE (CANADA)

SUBTOTAL                                                             ]

**ADDITIONAL PRODUCTS:
BRSV VAC F3LP, RESPACINE BVD,
HORIZON X, COMPASS 4,
COMPASS 9 AND COVENANT
BULK INCLUDING INTERNATIONAL
(LABELED AND UNLABELED)                                     $  [     ]
                                                            ----------
TOTAL ALL PRODUCTS                                          $[       ]


BOVINE PRODUCTS ARE THOSE PRODUCTS DESIGNATED IN SECTIONS 1, 2, 4 AND 6 OF THIS EXHIBIT A.

**OUTLINES OF PRODUCTION ARE IN PROCESS.

                                  EXHIBIT A


DIAMOND ANIMAL HEALTH
CONTRACT PRICING FOR BAYER VT EXPORT

LABELED                CONTRACT PRICE
-------                --------------
LEPTO5 20 ML           [
HORIZON IV 20 ML
HORIZON IV 100 ML
HORIZON IX 30 ML
HORIZON IX 75 ML

UNLABELED
---------

ECOLI 4C 20 ML
TGE VAC 20 ML
HORIZON II 20 ML
NEO VAC 7 30 ML
BRSV VAC 100 ML
BRSV VAC 20 ML
BRSC VAC 2 20 ML
DILUENT 20 ML                   ]

                                  EXHIBIT B


                              STANDARD BATCH SIZES

   Product                     Batch Size
   -------                     ----------
Bovine
------
BRSV Vac 10ds                     7,600
BRSV Vac 50ds                     3,520
BRSV Vac 2 5ds                    3,600
BRSV Vac 2 10ds                   6,900
BRSV Vac 2 25ds                   3,600
BRSV Vac 2 50ds                   3,600
BRSV Vac 3 l0ds                   7,200
BRSV Vac 3 50ds                   3,600
BRSV Vac 3 Feedlot l0ds           7,600
BRSV Vac 3 Feedlot 50ds           3,600
BRSV Vac 4 5ds                    5,000
BRSV Vac 4 l0ds                   7,300
BRSV Vac 4 50ds                   3,600
Compass 4 l0ds                   10,000
Compass 4 25ds                    5,000
Compass 4 50ds                    5,000
Compass 9 l0ds                   10,000
Compass 9 50ds                    6,000
Horizon I l0ds                   10,000
Horizon I 50ds                    5,600
Horizon II 5ds                    3,500
Horizon II l0ds                  10,000
Horizon II 50ds                   5,600
Horizon VII 5ds                   5,000
Horizon VII l0ds                 10,000
Horizon VII 25ds                  5,000
Horizon VIII 5ds                  5,000
Horizon VIII l0ds                10,000
Horizon VIII 25ds                 5,000
IBR 50ds                          3,600
Lepto 5 5ds                       4,800
Lepto 5 l0ds                     10,000
Lepto 5 50ds                      5,700
Lepto Pomona 50ds                 5,700
Respacine BVD 50ds                3,600


Swine
-----

Concord l0ds                      5,000
Concord 50ds                      5,000
Ecoli Guard l0ds                 10,000
Ecoli Guard 50ds                  2,900
NeoVac 7 l0ds                    10,000
Neovac 7 25ds                     6,000
TGE Vac l0ds                      7,600

                                  EXHIBIT C

Expiration Date Guideline:

* Products released for sale with 24 months dating will be shipped to Miles with a minimum of 18 months dating remaining.

* Products released for sale with 18 months dating will be shipped to Miles with a minimum of 14 months dating remaining.

* Products released for sale with 12 months dating will be shipped to Miles with a minimum of 9 months dating remaining.

* In all cases noted above, there will be a 60 day grace period allowed for products that require a retest prior to release and shipment.

          MANUFACTURING AND SUPPLY AGREEMENT AMENDMENT AND EXTENSION


This Manufacturing and Supply Agreement Amendment and Extension (the "Agreement") is made and entered into as of September 1, 1995 by and among DIAMOND ANIMAL HEALTH, INC. ("Diamond"), an Iowa corporation and BAYER CORPORATION ("Bayer") (formerly known as Miles, Inc.), an Indiana corporation.

                                   WITNESSETH

WHEREAS, Diamond, Agrion Corporation ("Agrion"), Diamond Scientific Co. ("Diamond Scientific"), and Bayer (then known as Miles Inc.) entered into a Manufacturing and Supply Agreement (the "Agreement") dated as of December 31, 1993 in connection with a certain Stock Purchase Agreement dated as of December 31, 1993 by and between Bayer and Diamond, whereby Bayer sold to Diamond one hundred percent (100%) of the issued and outstanding stock of Agrion; and

WHEREAS, Agrion and Diamond Scientific were merged into and with Diamond which is the surviving corporation; and

WHEREAS, the parties have agreed to extend the term of the Agreement to June 30, 1999 and to amend the Agreement on the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties agree to amend the Agreement as follows:


1.       ANNUAL PURCHASE COMMITMENT.

         BAYER's minimum annual aggregate purchase commitment of [
                                                 ] is hereby reduced effective
         January 1, 1996 to [         ]

          [                                         ]. All references in
          Sections 2.1, 4.2 and 5.2 and elsewhere in the Agreement to such
          [                                                     ] purchase
          commitment shall be deemed changed effective January 1, 1996 to [
                                                            ].

2.        PURCHASE AND SALE

          In addition to the amendment described in Paragraph 1 above, Section
          2.1 of the Agreement is further amended as follows:

          a) The second sentence of Section 2.1 is deleted in its entirety and the following is substituted in its place:

                           In the event this Agreement is not renewed at the expiration of the initial term or any extended term hereof, then Diamond and Bayer agree that the provisions of this Section 2.1 shall be deemed to apply to any partial year in such initial or extended term, provided that Bayer's annual aggregate pur chase commitment described above shall be prorated for any such partial year.

          b) The fifth sentence of Section 2.1 is hereby deleted in its entirety.

3.       NON-COMPETITION AGREEMENT.

         Section 2.5 of the Agreement is hereby deleted in its entirety and the following is substituted in its place:

                           It is hereby understood and agreed that Diamond, or any Affiliate thereof, will not, directly or indirectly, during the period beginning on the date of this Agreement and ending on December 31, 1996 use, manufacture, supply, market or sell to customers other than Bayer, or Affiliates of Bayer, any biological veterinary product containing any one or more of the antigens used in the manufacture of the Products or New Products. Notwithstanding the foregoing, Diamond may (i) manufacture or use the Products or New Products for research purposes and
                           (ii) manufacture any new biological product whose application is for the prevention of bovine disease and which contains one or more of the antigens used in the manufacture of the Bovine Products (as defined in the Bovine Technology Agreement de scribed in Section 2.6), prior to January 1, 1997 to be held for inventory, provided such new products may be marketed and sold only after January 1, 1997.

                           Notwithstanding the foregoing, on or after July 1, 1996, Diamond, or any Affiliate thereof, may supply, market or sell to Lextron any bovine Product, provided that during the period commencing on July
                           1, 1996 and ending on December 31, 1996, Diamond
                           agrees to pay to Bayer a fee of [               ]
                           percent ([   ]%) of Net Sales of bovine Products sold
                           or supplied to Lextron, except for sales of MLV-IBR Lepto-P on which no fee will be due. Fees due to Bayer shall be payable quarterly by the 15th day following the quarter end. Diamond shall prepare and submit with each quarterly payment a report supporting the calculation of the fee, which shall be subject to audit in accordance with Section 10.2.

4.       EU COMPLIANCE .

         Section 2.8 of the Agreement is amended by changing the date of January 1, 1996 to January 1, 1997 in both instances where it appears.

5.       PRODUCT PRICING .

                      a) Exhibit A to the Agreement is hereby deleted in its entirety and Exhibit A which is attached to this Amendment is substituted in its place.

          b) Section 4.1 of the Agreement is deleted in its entirety and in its place is substituted the following:

               Effective as of September 1, 1995, transfer prices for each Product set forth in Exhibit A hereto shall be in effect for Products having specified delivery dates prior to September 1, 1996. Transfer prices to be in effect for the Products to be delivered during subsequent twelve (12) month periods commencing September 1, 1996 and each September 1 thereafter shall be negotiated by the parties in good faith, taking into account such factors as, but not limited to, cost changes, volume changes and plant utilization. In the event revised transfer prices are not agreed upon, then the transfer price previously agreed upon shall remain in effect until the parties reach agreement thereon.

6.       MONTHLY PAYMENTS.

         Section 5.1 of the Agreement is deleted in its entirety and the following is substituted in its place:

               Payment to Diamond for Products and any other agreed upon Purchase Commitment Products scheduled for delivery during the term of this

                           Agreement shall be made by Bayer in equal monthly installments on the first business day of each month during the term hereof in advance, commencing on January 3, 1994. The amount of each monthly installment shall be [
                                    ] subject, however, to reduction by set-off
                           pursuant to Sections 4.2 and 4.3 hereof. Com mencing January 1, 1996, the amount of each monthly installment shall be reduced to [

                                    ] subject, however, to reduction by set-off
                           pursuant to Sections 4.2 and 4.3 hereof. Products scheduled for delivery after the expiration of this Agreement shall be net twenty (20) days.




7.        NEW PRODUCT PAYMENTS .

          In addition to the amendment to Section 5.2 set forth in Paragraph I above, Section 5.2 of the Agreement is further amended as follows:

          a) The reference to Section 5.1 in the first and second sentences of Section 5.2 is hereby changed to "Section 2.1".

          b) The following sentence is added immediately after the first sentence of Section 5.2:

               The purchase by Bayer of non-BRSV containing Bovine Products shall apply against the annual minimum purchase commitment described in Section 2.1.

8.    TERM AND TERMINATION .

          a) Section 7.1 of the Agreement is deleted in its entirety and in its place is substituted the following:

               The term of this Agreement, unless it is earlier terminated pursuant to Section 7.2 hereof, shall be for a period of five
               (5) years and six (6) months, through and including June 30, 1999, and shall automatically renew thereafter on an annual basis unless either Bayer or Diamond gives the other eighteen
               (18) months prior written notice that it does not wish to renew this Agreement.

          b) Section 7.2 of the Agreement is amended by adding "; or" at the end of subsection (d) and by adding the following at the end of section 7.2:

               (e) Diamond shall be in default under the Promissory Note dated on or about the date hereof in the original principal amount of Four Hundred Thousand dollars ($400,000) payable to Bayer, such default shall not be cured or waived within the period of grace, if any, applicable thereto and Bayer shall have given notice of acceleration thereof to Diamond.

10.  NAME CHANGE .

     All references in the Agreement to Miles shall hereafter be deemed references to Bayer and all references in the Agreement to Diamond, Agrion or Diamond Scientific shall hereafter be deemed references to Diamond.

11.  DEFINED TERMS .

     All capitalized terms not otherwise defined in this Amendment shall have the same meaning given to them in the Agreement. All references to the Technology Agreements and the Lease dated as of December 31, 1993 shall be deemed to mean those documents as amended from time to time.

12.  BINDING EFFECT .

     This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and (in the case of Diamond permitted) assigns.

13.  CONFLICT OF TERMS .

     Except as specifically set forth herein, the terms of the Agreement are unchanged and in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the letter agreement dated August 18, 1995 between the parties or the letter agreement dated September 7, 1995 between the parties, the terms of this Amendment shall govern.

IN WITNESS WHEREOF, the parties have caused this Amendment to be entered into by their duly authorized representatives, to be effective as of the date first above written.

BAYER CORPORATION                            DIAMOND ANIMAL HEALTH, INC.
AGRICULTURE DIVISION

BY:/s/ GARY R. ZIMMERMAN                     BY:/s/ LOUIS VAN DAELE
   --------------------------                   --------------------------

NAME: Gary R. Zimmerman                      NAME: Louis Van Daele
     ------------------------                     ------------------------

       Vice President New
TITLE: Business Development                  TITLE: President
      -----------------------                      -----------------------

               EXHIBIT A - FOR MANUFACTURING AND SUPPLY AGREEMENT

                    DIAMOND AH CONTRACT PRICING FOR BAYER AH

                          EFFECTIVE SEPTEMBER 1, 1995


MAH           DAH
CODE          CODE                      DESCRIPTION                          COST
0093         57305          ASPEN CONQUEST 1+VAC 3, 10DS                       [
0094         57304          ASPEN CONQUEST 1+VAC 3, 50DS
0087         57311          ASPEN IBP-RS VAC, 10DS
0088         57310          ASPEN IBP-RS VAC, 50DS
0089         57309          ASPEN IBP-RS-L5 VAC, 10DS
0090         57308          ASPEN IBP-RS-L5 VAC, 50DS
0085         57312          ASPEN IP-RS VAC, 10DS
0086         57313          ASPEN IP-RS VAC, 50DS
0083         57315          ASPEN RS VAC, 10DS
0084         57314          ASPEN RS VAC, 50DS
1300         57153          BRSV VAC, 10DS
0072         57316          BRSV VAC, 10DS, EXPT-UNLBL
1305         57154          BRSV VAC, 50DS
0071         57320          BRSV VAC, 50DS, EXPT-UNLBL
0073         57269          BRSV VAC 2, 10DS, EXPT-UNLBL
0104         57317          BRSV VAC 2, 50DS, EXPT-UNLBL
1310         57166          BRSV VAC 3, 10DS
1315         57167          BRSV VAC 3, 50DS
1319         57075          BRSV VAC 4, 5DS
1320         57145          BRSV VAC 4, 10DS
0075         57319          BRSV VAC 4, 10DS, EXPT-UNLBL
1325         57146          BRSV VAC 4, 50DS
0077         57318          BRSV VAC, 50DS, EXPT-UNLBL
1326         57076          BRSV VAC 9, 5DS
1329         57078          BRSV VAC 9, 50DS
1327         57077          BRSV VAC 9, 10DS                                        ]

MAH           DAH
CODE          CODE                      DESCRIPTION                          COST
0139         57254          BRSV VAC F3LP, 10DS                                [
0140         57255          BRSV VAC F3LP, 50DS
0103         57221          DILUENT, 100ML, EXPT-UNLBL
0102         57219          DILUENT, 20ML, EXPT-UNLBL
0058         57220          HORIZON 1, 10DS, EXPT-UNLBL
1360         57212          HORIZON 1VAC 3, 10DS
1365         57213          HORIZON 1 VAC 3, 50DS
0059         57170          HORIZON 2, 10DS, EXPT-UNLBL
1341         57144          HORIZON 4, 5DS
1340         57180          HORIZON 4, 10DS
0179         57260          HORIZON 4, 10DS, MEXICO
1345         57181          HORIZON 4, 50DS
0181         57261          HORIZON 4, 50DS, MEXICO
1351         57211          HORIZON 9, 5DS
1350         57176          HORIZON 9, 10DS
0182         57262          HORIZON 9, 10DS, MEXICO
1352         57177          HORIZON 10, 5DS
0183         57263          HORIZON 9, 25DS, MEXICO
0114         57238          HORIZON 10, 5DS
0115         57217          HORIZON 10, 10DS
0261         57354          HORIZON 10, 10DS, MEXICO
0116         57237          HORIZON 10, 25DS
0262         57355          HORIZON 10, 25DS, MEXICO
0052         47143          LEPTO 5, 20ML, EXPT-UNLBL
0155         47150          LEPTO 5, 20ML, MEXICO                                   ]